Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

POSHMARK, INC.

Manish Chandra hereby certifies that:

ONE: The original name of this corporation is GoshPosh, Inc. and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was January 28, 2011.

TWO: He is the duly elected and acting President of Poshmark, Inc., a Delaware corporation.

THREE: The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

I.

The name of this corporation is Poshmark, Inc. (the “Company”).

II.

The address of the registered office of this Company in the State of Delaware is 3500 South DuPont Highway, City of Dover, County of Kent, 19901 and the name of the registered agent of this corporation in the State of Delaware at such address is Incorporating Services, Ltd.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Company is authorized to issue is 127,372,222 shares, 75,000,000 shares of which shall be Common Stock (the “Common Stock”) and 52,372,222 shares of which shall be Preferred Stock (the “Preferred Stock”). 9,482,060 of the authorized shares of Preferred Stock are hereby designated Series A Preferred Stock (the “Series A Preferred”), 9,127,794 of the authorized shares of Preferred Stock are hereby designated Series B Preferred Stock (the “Series B Preferred”), 3,952,429 of the authorized shares of Preferred Stock are hereby designated Series B-1 Preferred Stock (the “Series B-1 Preferred”), 9,781,013 of the authorized shares of Preferred Stock are hereby designated Series C Preferred Stock (the “Series C Preferred”), 9,578,544 of the authorized shares of Preferred Stock are hereby designated Series C-1 Preferred Stock (the “Series C-1 Preferred”), and 10,450,382 of the authorized shares of Preferred Stock are hereby designated Series D Preferred Stock (the “Series D Preferred”). The Preferred Stock shall have a par value of $0.0001 per share and the Common Stock shall have a par value of $0.0001 per share.

B. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote (voting together as a single class on an as-if-converted basis), irrespective of the provisions of Section 242(b)(2) of the DGCL.

C. The rights, preferences, privileges, restrictions and other matters relating to the Preferred Stock are as follows:

1. DIVIDEND RIGHTS.

(a) Holders of Preferred Stock, in preference to the holders of Common Stock, shall be entitled to receive, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the applicable Original Issue Price (as defined below) per annum on each outstanding share of Preferred Stock. Such dividends shall be payable only when, as and if declared by the Board of Directors (the “Board”) and shall be non-cumulative.

(b) The “Original Issue Price” of the Series A Preferred shall be $0.3707 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Original Issue Price” of the Series B Preferred shall be $1.3678 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Original Issue Price” of the Series B-1 Preferred shall be $1.5851 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Original Issue Price” of the Series C Preferred shall be $2.56 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Original Issue Price” of the Series C-1 Preferred shall be $2.61 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Original Issue Price” of the Series D Preferred shall be $8.3729 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof).

(c) So long as any shares of Preferred Stock are outstanding, the Company shall not pay or declare any dividend (whether in cash or property), or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock, until all dividends as set forth in Section 1(a) above on the Preferred Stock shall have been paid or declared an set apart, except for:

(i) acquisitions of Common Stock by the Company pursuant to agreements that permit the Company to repurchase such shares at no more than cost upon termination of services to the Company;

(ii) acquisitions of Common Stock in exercise of the Company’s right of first refusal to repurchase such shares; or

(iii) distributions to holders of Common Stock in accordance with Section 3.

(d) In the event dividends are paid on any share of Common Stock, the Company shall pay an additional dividend on all outstanding shares of Preferred Stock in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

(e) The provisions of Sections 1(c) and 1(d) shall not apply to a dividend payable solely in Common Stock to which the provisions of Section 4(f) hereof are applicable, or any repurchase of any outstanding securities of the Company that is approved by the Board.

(f) A distribution to the Company’s stockholders in the form of a repurchase of shares of Common Stock from a service provider upon the termination of the employment or consulting relationship of such service provider may be made without regard to the preferential dividends arrears amount or any preferential rights amount (each as determined under applicable law).

2. VOTING RIGHTS.

(a) General Rights. Each holder of shares of the Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company. Except as otherwise provided herein or as required by law, the Preferred Stock shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

(b) Separate Vote of Preferred Stock. For so long as at least 2,500,000 shares of Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the outstanding Preferred Stock, voting together as a single class on an as-if-converted basis, shall be necessary for effecting or validating the following actions (either directly or indirectly, whether by merger, recapitalization, amendment or otherwise):

(i) Any amendment, alteration, or repeal of any provision of the Amended and Restated Certificate of Incorporation (as amended form time to time, the “Restated Certificate”) or the Bylaws of the Company (including any filing of a Certificate of Designation), including any amendment, alteration or repeal of the voting or other powers, preferences, or other special rights, privileges or restrictions of the Preferred Stock;

(ii) Any action that alters, amends, repeals or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Preferred Stock;

(iii) Any increase or decrease in the authorized number of shares of Preferred Stock;

(iv) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Preferred Stock in or any increase in the authorized or designated number of any such class or series;

(v) Any redemption, repurchase, payment or declaration of dividends or other distributions with respect to Common Stock or Preferred Stock other than dividends required pursuant to Section 1 hereof (except for acquisitions of Common Stock by the Company permitted by Section 1(c)(i), (ii) and (iii) hereof);

(vi) Any Asset Transfer or Acquisition (each as defined in Section 3 hereof);

(vii) Any voluntary dissolution or liquidation of the Company;

(viii) Any authorization of additional shares for issuance pursuant to equity incentive plans or the adoption of any new equity incentive plan;

(ix) Any authorization for issuance of capital stock by a subsidiary of the Company to any party other than the Company; or

(x) Any increase or decrease in the authorized number of members of the Company’s Board.

(c) Separate Vote of Series C Preferred. For so long as any of the Series C Preferred originally issued remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least 75% of the outstanding shares of Series C Preferred, voting together as a single class, shall be necessary for effecting or validating the following actions (either directly or indirectly, whether by merger, recapitalization, amendment or otherwise):

(i) Any amendment, alteration, or repeal of any provision of the Restated Certificate or the Bylaws of the Company, so as to adversely and disproportionately alter or change the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series C Preferred as compared to the other series of Preferred Stock;

(ii) Any amendment, alteration, repeal, or change to the voting or other powers, preferences or other special rights, privileges or restrictions of the Series C Preferred in a manner that adversely and disproportionately affects the rights of the Series C Preferred as compared to the other series of Preferred Stock;

(iii) Any increase or decrease in the authorized number of shares of Series C Preferred; or

(iv) Any amendment, alteration, or repeal of this Section 2(c).

(d) Separate Vote of Series C-1 Preferred. For so long as any of the Series C-1 Preferred originally issued remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding shares of Series C-1 Preferred, voting together as a single class, shall be necessary for effecting or validating the following actions (either directly or indirectly, whether by merger, recapitalization, amendment or otherwise):

(i) Any amendment, alteration, or repeal of any provision of the Restated Certificate or the Bylaws of the Company, so as to adversely and disproportionately alter or change the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series C-1 Preferred as compared to the other series of Preferred Stock;

(ii) Any amendment, alteration, repeal, or change to the voting or other powers, preferences or other special rights, privileges or restrictions of the Series C-1 Preferred in a manner that adversely and disproportionately affects the rights of the Series C-1 Preferred as compared to the other series of Preferred Stock;

(iii) Any increase or decrease in the authorized number of shares of Series C-1 Preferred; or

(iv) Any amendment, alteration, or repeal of this Section 2(d).

(e) Separate Vote of Series D Preferred. For so long as any of the Series D Preferred originally issued remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding shares of Series D Preferred, voting together as a single class, shall be necessary for effecting or validating the following actions (either directly or indirectly, whether by merger, recapitalization, amendment or otherwise):

(i) Any amendment, alteration, or repeal of any provision of the Restated Certificate or the Bylaws of the Company, so as to adversely and disproportionately alter or change the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series D Preferred as compared to the other series of Preferred Stock;

(ii) Any amendment, alteration, repeal, or change to the voting or other powers, preferences or other special rights, privileges or restrictions of the Series D Preferred in a manner that adversely and disproportionately affects the rights of the Series D Preferred as compared to the other series of Preferred Stock;

(iii) Any increase or decrease in the authorized number of shares of Series D Preferred;

(iv) Any redemption or repurchase of shares of Series A Preferred, Series B Preferred, Series B-1 Preferred, Series C Preferred or Series C-1 Preferred;

(v) Any agreement by the Company or its stockholders regarding an Asset Transfer or Acquisition (each as defined herein) in which the consideration to be received in respect of a share of Series D Preferred Stock does not exceed two times the Original Issue Price of the Series D Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof);

(vi) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking senior to the Series D Preferred Stock or any increase in the authorized or designated number of any such class or series;

(vii) Any amendment, alteration, or repeal of the first sentence of Section 4(k)(i) of the Restated Certificate; or

(viii) Any amendment, alteration, or repeal of this Section 2(e).

(f) Election of Board of Directors.

(i) For so long as at least 25% of the shares of Series A Preferred originally issued remain outstanding (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), the holders of Series A Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(ii) For so long as at least 25% of the shares of Series B Preferred originally issued remain outstanding (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), the holders of Series B Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(iii) For so long as at least 25% of the shares of Series C-1 Preferred originally issued remain outstanding (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), the holders of Series C-1 Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(iv) For so long as at least 25% of the shares of Series D Preferred originally issued remain outstanding (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), the holders of Series D Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Board (the “Series D Director”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(v) The holders of Common Stock, voting as a separate class, shall be entitled to elect two (2) members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(vi) The holders of Common Stock and Preferred Stock, voting together as a single class on an as-if-converted basis, shall be entitled to elect all remaining members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(vii) Any director may be removed during his or her term of office without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.

(viii) No person entitled to vote at an election for directors may cumulate votes to which such person is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (A) the names of such candidate or candidates have been placed in nomination prior to the voting and (B) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

3. LIQUIDATION RIGHTS.

(a) In the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, (a “Liquidation Event”) (including an Acquisition or Asset Transfer), the holders of Preferred Stock shall be entitled to receive on a pari passu basis, prior and in preference to any distribution or payment to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the applicable Original Issue Price for such series of Preferred Stock, plus declared but unpaid dividends on such share. If, upon any such Liquidation Event (including an Acquisition or Asset Transfer), the assets of the Company shall be insufficient to make payment in full to all holders of Preferred Stock of the liquidation preference set forth in this Section 3(a), then such assets (or consideration) shall be distributed among the holders of Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(b) After the payment of the full liquidation preference of the holders of such series of Preferred Stock as set forth in Section 3(a) above, the remaining assets legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

(c) An Asset Transfer or Acquisition (each as defined below) shall be deemed a Liquidation Event for purposes of this Section 3.

(i) For the purposes of this Section 3: (i) “Acquisition” shall mean (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Company immediately prior to such consolidation, merger or reorganization, continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization, (provided that, for the purpose of this 3(d), all shares of Common Stock issuable upon exercise of options outstanding immediately prior to such consolidation or merger or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of capital stock are converted or exchanged); or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred to a person or group of affiliated persons (other than an underwriter of the Company’s securities); provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; and (ii) “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company. The treatment of any particular transaction or series of related transactions as an Acquisition or an Asset Transfer may be waived by the vote or written consent of the holders of a majority of the outstanding Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis).

(ii) In any Acquisition or Asset Transfer, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board on the date such determination is made.

(iii) The Company shall not have the power to effect an Acquisition or Asset Transfer unless the definitive agreement for such transaction (the “Agreement”) provides that the consideration payable to the stockholders of the Company in connection therewith shall be allocated among the holders of capital stock of the Company in accordance with this Section 3, in each case subject to the requirements of Section 2(b)(vi) above.

(d) Notwithstanding the foregoing, upon any Liquidation Event, (including an Acquisition or Asset Transfer), each holder of Preferred Stock shall be entitled to receive, for each share of each series of Preferred Stock then held, out of the proceeds available for distribution, the greater of (i) the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such shares in a Liquidation Event (including an Acquisition or Asset Transfer) pursuant to Section 3(a), 3(b) and 3(c) (without giving effect to this Section 3(e)) or (ii) the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event with respect to such shares if such shares had been converted to Common Stock immediately prior to such Liquidation Event or Acquisition or Asset Transfer. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(e) In the event of an Asset Transfer, the Company will use best efforts to distribute the net proceeds from such Asset Transfer to the stockholders of the Company (and in accordance with this Section 3) and dissolve within 90 days after the closing of such Asset Transfer. If, notwithstanding such best efforts, the Company does not effect a dissolution of the Company under the DGCL within ninety (90) days after such Asset Transfer, then (i) the Company shall send a written notice to each holder of Preferred Stock no later than the ninetieth (90th) day after the Asset Transfer advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Preferred Stock, and (iii) if the holders of a majority of the then outstanding shares of Preferred Stock so request in a written instrument delivered to the Company not later than one hundred twenty (120) days after such Asset Transfer, the Company shall use the consideration received by the Company from such Asset Transfer (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board), together with any other assets of the Company available for distribution to its stockholders, all to the extent permitted by the DGCL governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Asset Transfer, to redeem all outstanding shares of Preferred Stock at such Preferred Stock’s applicable Liquidation

Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock at such Preferred Stock’s applicable Liquidation Amount, (1) the Company shall calculate the amount each share of Preferred Stock would receive pursuant to preferences and seniority set forth in Sections 3(a) and 3(b) based on the Available Proceeds (the “Per Share Available Redemption Amount”) and (2) the Company will redeem each holder’s shares of Preferred Stock at the Per Share Available Redemption Amount for each such share, if the Per Share Available Redemption amount is greater than zero. The Company shall redeem any remaining shares of Preferred Stock to have been redeemed as soon as practicable after the Company has funds legally available therefor. Prior to the distribution or redemption provided for in this Subsection 3(f), the Company shall not expend or dissipate the consideration received for such Asset Transfer, except to discharge expenses incurred in connection with such Asset Transfer.

4. CONVERSION RIGHTS.

The holders of the Preferred Stock shall have the following rights with respect to the conversion of the Preferred Stock into shares of Common Stock (the “Conversion Rights”):

(a) Optional Conversion. Subject to and in compliance with the provisions of this Section 4, any shares of Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the applicable “Preferred Stock Conversion Rate” then in effect (determined as provided in Section 4(b)) by the number of shares of Preferred Stock being converted.

(b) Preferred Stock Conversion Rate. The applicable conversion rate in effect at any time for conversion of the Preferred Stock (the “Preferred Stock Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price applicable to the series of Preferred Stock being converted by the “Preferred Stock Conversion Price” of such series or Preferred Stock calculated as provided in Section 4(c).

(c) Preferred Stock Conversion Price. The conversion price for the Preferred Stock shall initially be the Original Issue Price of such series (the “Preferred Stock Conversion Price”). Such initial Preferred Stock Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Preferred Stock Conversion Price herein shall mean the Preferred Stock Conversion Price as so adjusted. In the event of a Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.

(d) Mechanics of Optional Conversion. Each holder of Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Preferred Stock (or, if such registered holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate), and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Preferred Stock being converted and, if applicable, any event on which such conversion is contingent. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the Board as of the date of such conversion), any declared and unpaid dividends on the shares of Preferred Stock being converted and (ii) in cash (at the Common Stock’s fair market value determined by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Preferred Stock. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Preferred Stock to be converted (or lost certificate affidavit and agreement) or, if later, the date of the event on which such conversion is contingent, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(e) Adjustment for Stock Splits and Combinations. If at any time or from time to time on or after the date upon which this Restated Certificate is accepted for filing by the Secretary of State of the State of Delaware (the “Filing Date”) the Company effects a subdivision of the outstanding Common Stock, the applicable Preferred Stock Conversion Price with respect to each series of Preferred Stock in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Filing Date the Company combines the outstanding shares of Common Stock into a smaller number of shares, the applicable Preferred Stock Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time on or after the Filing Date the Company pays to holders of Common Stock a dividend or other distribution in additional shares of Common Stock, the applicable Preferred Stock Conversion Price then in effect shall be decreased as of the time of such issuance, as provided below:

(i) The applicable Preferred Stock Conversion Price shall be adjusted by multiplying the Preferred Stock Conversion Price then in effect by a fraction equal to:

(A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(B) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(ii) If the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the applicable Preferred Stock Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Preferred Stock Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Preferred Stock Conversion Price shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

(g) Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time on or after the Filing Date the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition as defined in Section 3 or a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 4), in any such event each share of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property that a holder of the number of shares of Common Stock of the Company issuable upon conversion of one share of Preferred Stock immediately prior to such recapitalization, reclassification, merger, consolidation or other transaction would have been entitled to receive pursuant to such transaction, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Preferred Stock after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Preferred Stock Conversion Price then in effect and the number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(h) Sale of Shares Below Preferred Stock Conversion Price.

(i) If at any time or from time to time on or after the Filing Date the Company issues or sells, or is deemed by the express provisions of this Section 4(h) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 4(e), 4(f) or 4(g) above, for an Effective Price (as defined below) less than the then effective applicable Preferred Stock Conversion Price with respect to such series of Preferred Stock (a “Qualifying Dilutive Issuance”), then and in each such case, the then existing applicable Preferred Stock Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the applicable Preferred Stock Conversion Price in effect immediately prior to such issuance or sale by a fraction:

(A) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock that the Aggregate Consideration (as defined below) received or deemed received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such the applicable then-existing applicable Preferred Stock Conversion Price, and

(B) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.

For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Preferred Stock could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock that are issuable upon the exercise, exchange or conversion of all other rights, options, warrants and convertible or exchangeable securities outstanding on the day immediately preceding the given date. The Common Stock described in (A) through (C) above shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable.

(ii) For the purpose of making any adjustment required under this Section 4(h), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, the fair market value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration that covers both, the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iii) For the purpose of the adjustment required under this Section 4(h), if the Company issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities exercisable for, exchangeable for or convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the applicable Preferred Stock Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:

(A) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options.

(B) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(C) If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.

(D) No further adjustment of the applicable Preferred Stock Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the applicable Preferred Stock Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the applicable Preferred Stock Conversion Price that would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Preferred Stock.

(iv) For the purpose of making any adjustment to the Conversion Price of a series of Preferred Stock required under this Section 4(h), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(h) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:

(A) shares of Common Stock issued upon conversion of the Preferred Stock;

(B) shares of Common Stock or Convertible Securities (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the filing date hereof) to employees, officers or directors of, or consultants or advisors to, the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board whether issued before or after the Filing Date;

(C) shares of Common Stock issued pursuant to the exercise or conversion of Convertible Securities outstanding as of the Filing Date;

(D) shares of Common Stock issued pursuant to an underwritten public offering;

(E) shares of Common Stock issued or deemed issued pursuant to Section 4 as a result of a decrease in the Conversion Price of any series of Preferred Stock resulting from the operation of Section 4(h);

(F) shares of Common Stock issued pursuant to any equipment leasing arrangement or debt financing arrangement, which arrangement is approved by the Board and is primarily for non-equity financing purposes; and

(G) shares of Common Stock or Convertible Securities that the holders of a majority of the outstanding shares of Preferred Stock elect in writing to exclude from the definition of “Additional Shares of Common Stock” for purposes of this Section 4; provided, however, any adjustment to be made to the Conversion Price of the Series D Preferred Stock under this Section 4(h) shall require the written consent of the holders of a majority of the then outstanding Series D Preferred Stock.

References to Common Stock in the subsections of this clause (iv) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(h). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(h), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 4(h), for such Additional Shares of Common Stock. In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.

(v) In the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the applicable Preferred Stock Conversion Price shall be reduced to the applicable Preferred Stock Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(vi) Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of a majority of the outstanding shares of such series of Preferred Stock. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

(i) Certificate of Adjustment. In each case of an adjustment or readjustment of the Preferred Stock Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of a series of Preferred Stock, if the applicable Preferred Stock is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and shall, upon request, prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the applicable series of Preferred Stock so requesting at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the applicable Preferred Stock Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property that at the time would be received upon conversion of such Preferred Stock. Failure to request or provide such notice shall have no effect on any such adjustment.

(j) Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Preferred Stock at least fifteen (15) days prior to (x) the record date, if any, specified therein; or (y) if no record date is specified, the date upon which such action is to take effect (or, in either case, such shorter period approved by the holders of a majority of the outstanding shares Preferred Stock) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(k) Automatic Conversion.

(i) Each share of Preferred Stock shall automatically be converted into shares of Common Stock, based on the then-effective applicable Preferred Stock Conversion Price, immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (A) the per share price to the public of such offering is equal to at least the quotient of (x) $1,100,000,000, divided by (y) the total number of shares of Common Stock outstanding or issuable upon the exercise or conversion of all then-outstanding exercisable or convertible securities or reserved for future issuance pursuant to any equity incentive plan, and (B) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $120,000,000, and (C) the Company’s shares have been listed for trading on the New York Stock Exchange, NASDAQ Global Select Market or NASDAQ Global Market. Each share of Series A Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Preferred Stock Conversion Price applicable to the Series A Preferred at any time upon the affirmative election of the holders of a majority of the outstanding shares of the Series A Preferred. Each share of Series B Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Preferred Stock Conversion Price applicable to the Series B Preferred at any time upon the affirmative election of the holders of a majority of the outstanding shares of Series B Preferred. Each share of Series B-1 Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Preferred Stock Conversion Price applicable to the Series B-1 Preferred at any time upon the affirmative election of the holders of a majority of the outstanding shares of Series B-1 Preferred. Each share of Series C Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Preferred Stock Conversion Price applicable to the Series C Preferred at any time upon the affirmative election of the holders of at least 75% of the outstanding shares of Series C Preferred. Each share of Series C-1 Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Preferred Stock Conversion Price applicable to the Series C-1 Preferred at any time upon the affirmative election of the holders of a majority of the outstanding shares of Series C-1 Preferred. Each share of Series D Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Preferred Stock Conversion Price applicable to the Series D Preferred at any time upon the affirmative election of the holders of a majority of the outstanding shares of Series D Preferred. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

(ii) Upon the occurrence of any of the events specified in Section 4(k)(i) above, the applicable outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent;

provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares (or lost certificate affidavit and agreement) at the office of the Company or any transfer agent for the Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates (or lost certificate affidavit and agreement), a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

(l) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If after the aforementioned aggregation the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (as determined by the Board) on the date of conversion.

(m) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may be, in the opinion of counsel, necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(n) Notices. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by electronic transmission in compliance with the provisions of the DGCL if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(o) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.

5. NO REISSUANCE OF PREFERRED STOCK.

Any shares or shares of Preferred Stock purchased, converted or otherwise acquired by the Company shall be cancelled and retired and shall not be reissued or transferred.

6. NO REDEMPTION.

The Preferred Stock is not redeemable at the option of the holder.

7. NOTICES.

Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Company, or given by electronic communication in compliance with the provisions of the DGCL, and shall be deemed sent upon such mailing or electronic transmission.

D. The rights, preferences, privileges, restrictions and other matters relating to the Common Stock are as follows:

1. DIVIDEND RIGHTS. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets of the Company legally available therefor, any dividends as may be declared from time to time by the Board.

2. LIQUIDATION RIGHTS. Upon a Liquidation Event (including an Acquisition or Asset Transfer), the assets of the Company shall be distributed as provided in Section 3 of Article IV(C) hereof.

3. REDEMPTION. The Common Stock is not redeemable at the option of the holder.

4. VOTING RIGHTS. The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

V.

A. The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.

B. To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL and, if applicable, Section 317 of the California General Corporation Law. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article V to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

C. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

D. The Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any director of the Company who is not an employee of the Company or any of its subsidiaries, (collectively, “Covered Persons”), unless in either case such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Company.

E. For purposes of Section 500 of the California Corporations Code (to the extent applicable), in connection with any repurchase of shares of Common Stock permitted under this Restated Certificate from employees, officers, directors or consultants of the Company in connection with a termination of employment or services pursuant to agreements or arrangements approved by the Company’s Board of Directors (in addition to any other consent required under this Restated Certificate), such repurchase may be made without regard to any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined in Section 500 of the California Corporations Code). Accordingly, for purposes of making any calculation under California Corporations Code Section 500 in connection with such repurchase, the amount of any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined therein) shall be deemed to be zero (0).

VI.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board. The number of directors that shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Restated Certificate.

B. The Board is expressly empowered to adopt, amend or repeal the Bylaws of the Company, subject to any restrictions that may be set forth in this Restated Certificate. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company, subject to any restrictions that may be set forth in this Restated Certificate.

C. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

* * * *

FOUR: This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company.

FIVE: This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

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IN WITNESS WHEREOF, Poshmark, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its President this 18th day of October, 2017.

POSHMARK, INC.

/s/ Manish Chandra
Manish Chandra President

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

POSHMARK, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

Poshmark, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. The name of this Corporation is Poshmark, Inc.

2. The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware under the name “GoshPosh, Inc.” on January 28, 2011.

3. Pursuant to Section 242 of the General Corporation Law, this Certificate of Amendment (this “Amendment”) amends certain provisions of the Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on October 18, 2017 (the “Certificate”).

4. This Amendment has been approved and duly adopted by the Corporation’s Board of Directors, and the written consent of the stockholders of the Corporation has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law, and the provisions of the Certificate.

5. Article IV(A) of the Amended and Restated Certificate of Incorporation of the Company be and hereby is deleted in its entirety and the following Article IV(A) is inserted in lieu thereof:

“The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Company is authorized to issue is 131,372,222 shares, 79,000,000 shares of which shall be Common Stock (the “Common Stock”) and 52,372,222 shares of which shall be Preferred Stock (the “Preferred Stock”). 9,482,060 of the authorized shares of Preferred Stock are hereby designated Series A Preferred Stock (the “Series A Preferred”), 9,127,794 of the authorized shares of Preferred Stock are hereby designated Series B Preferred Stock (the “Series B Preferred”), 3,952,429 of the authorized shares of Preferred Stock are hereby designated Series B-1 Preferred Stock (the “Series B-1 Preferred”), 9,781,013 of the authorized shares of Preferred Stock are hereby designated Series C Preferred Stock (the “Series C Preferred”), 9,578,544 of the authorized shares of Preferred Stock are hereby designated Series C-1 Preferred Stock (the “Series C-1 Preferred”), and 10,450,382 of the authorized shares of Preferred Stock are hereby designated Series D Preferred Stock (the “Series D Preferred”). The Preferred Stock shall have a par value of $0.0001 per share and the Common Stock shall have a par value of $0.0001 per share.”

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IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be executed by its President this 22nd day of January, 2019.

POSHMARK, INC.

By:	/s/ Manish Chandra
Name: Manish Chandra
Title: President